CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
VIXEL CORPORATION

       The Certificate of Designation, Preferences and Rights of Series B Convertible Stock in corrected form is as follows:

        Vixel Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), by its Chief Financial Officer and Secretary,

        DOES HEREBY CERTIFY:

        FIRST:  That, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of its Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted the following resolution providing for the designation and issuance of four million four hundred thousand (4,400,000) shares of Series B Convertible Preferred Stock, $.001 par value:

        RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issue from time to time of a series of Preferred Stock of the Corporation and hereby fixes the designation, preferences, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Corporation’s Certificate of Incorporation, to be in their entirety as follows:

        Section 1.         Designation and Amount.  The shares of such series of Preferred Stock shall be designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”) and the number of shares constituting such series shall be four million four hundred thousand (4,400,000), which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board.

        Section 2.         Dividend Provisions.(a)  The holders of the Series B Preferred Stock shall be entitled to receive out of any assets legally available therefor, the greater of (i) cumulative dividends at the rate of 6% per annum, payable on a quarterly basis on  May 15, August 15, November 15 and February 15 of each year (each, a “Dividend Payment Date”), prior and in preference to any declaration or payment of any dividend on the common stock of the Corporation, par value $0.0015 per share (the “Common Stock”) or any other class or series of stock of the Corporation, or (ii) such dividend as would have been payable had such shares of Series B Preferred Stock been converted to Common Stock pursuant to Section 5 immediately prior to any record date established for the payment of dividends to the holders of Common Stock.  Such dividends shall be cumulative so that, if at any time dividends on the outstanding Series B Preferred Stock at the rate set forth above shall not have been paid, the amount of the deficiency shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest.

        (b)        Until (and including) the date occurring one year from the Series B Original Issue Date (as defined in Section 4(d)(i)(2)) (the “PIK Period”), each dividend shall be paid in shares of Series B Preferred Stock in such number of shares equal to the cash amount of such dividend on such Dividend Payment Date divided by the Series B Conversion Price (as defined below) on such date.  After the PIK Period, any dividend may be paid, at the option of the Corporation, either (i) in cash, provided that the corporation has assets legally available therefore, or (ii) in shares of Series B Preferred Stock in the manner described in the immediately preceding sentence (provided that prior to Stockholder Approval (defined below) any such payment of shares does not exceed the Issuable Maximum).  In the event any such payment of shares would exceed the Issuable Maximum, such dividend shall be paid (1) entirely in cash or (2) partly in shares of Series B Preferred Stock (up to the Issuable Maximum) and partly in cash.

         (c)        In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock of this Corporation into which their respective shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

        Section 3.         Liquidation Preference.

        (a)        In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the greater of (i)(A) the purchase price paid upon the date of original issuance (i.e., $2.10 per share) for each outstanding share of Series B Preferred Stock (the “Original Series B Price”) and (B) an amount equal to any declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) and (ii) such amount as would have been payable had such share been converted to Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up.  In addition, if such liquidation, dissolution or winding up occurs within six (6) months after the Series B Original Issue Date (as defined below) and the consideration per share to be distributed to the holders of Common Stock pursuant to Section 3(b) exceeds $2.63 per share (assuming that the number of shares of Common Stock outstanding at such time is equal to the sum of (i) the number of shares of Common Stock actually outstanding and (ii) the product of (A) the number of shares of Series B Preferred Stock outstanding on the Series B Original Issue Date and (B) .30), then the holders of Series B Preferred Stock, shall be entitled to receive, by reason of their ownership thereof, an additional amount per share of Series B Preferred Stock equal to the product of (1) .30 and (2) the per share consideration in excess of $2.63 that would be received in respect of each share of Common Stock pursuant to Section 3(b). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforementioned preferential amount each holder would be entitled to receive, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series B Preferred Stock, shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each holder would otherwise be entitled to receive.

        (b)        Upon the completion of the distribution required by subsection (a) of this Section 3, the remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock then held by them.

        (c)        For purposes of this Section 3, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (b) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (solely by virtue of securities issued as consideration for the Corporation’s acquisition or sale) hold more than 50% of the voting power of the surviving or acquiring entity (an event or series of events under subsections (a) and (b) above shall be referred to as a “Change of Control Event”), shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

        Section 4.         Redemption.

        (a)        On or after the date occurring seven (7) years from the Series B Original Issue Date (as defined in Section 5(d)(i)(2), the “Redemption Date”, upon no less than 60 days prior written notice, the holders of a majority of the then outstanding shares of Series B Preferred Stock (“Majority Series B Holders”) may require the Corporation to effect a redemption of outstanding shares of Series B Preferred Stock as described below.  Except as otherwise provided in this Section 4, (i) on the Redemption Date, the Corporation shall redeem, from any source of funds legally available all outstanding shares of Series B Preferred Stock by paying in cash therefor, the Original Series B Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accumulated but unpaid dividends on such shares (the “RedemptionPrice”).

        (b)         At least 10 but no more than 60 days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, of such holder’s certificate or certificates representing the shares to be redeemed (the “RedemptionNotice”).  Except as provided in Section 4(c), on or after a Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

        (c)        From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price for the shares to be redeemed on such date, all rights of the holders of such shares of Series B Preferred Stock (except the right to receive the Redemption Price without interest in preference to any payments to the holders of Common Stock upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on the Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock.  The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date, but which it has not yet redeemed.

        (d)        On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series B Preferred Stock to be redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section 4(b) above.  As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 5 hereof.  Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 4 for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion.  The balance of any moneys deposited by the Corporation pursuant to this Section 4 remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

        (e)        In the event of a call for redemption of any shares of Series B Preferred Stock, the conversion rights set forth in Section 5 shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

        Section 5.  Conversion.

        (a)        Right to Convert.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Price by the Series B Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the “Series B Conversion Price”) shall initially be the Original Series B Price; provided, however, that the Series B Conversion Price shall be subject to adjustment as set forth in Section 5(d).

        (b)       Automatic Conversion. If, at any time after three (3) years from the Series B Original Issue Date, the Common Stock has been traded on the NASDAQ (or successor market) with a volume weighted average price in excess of seven dollars ($7.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) for twenty (20) of the previous thirty (30) trading days with a minimum average trading volume during the same twenty (20) days of two hundred thousand (200,000) shares per day, each share of Series B Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the then effective conversion rate.

        (c)        Mechanics of Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, but in no event more than five business days thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act pursuant to a contractual right granted to the holders of Series B Preferred Stock, then the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

        (d)        Conversion Price Adjustments of Series B Preferred Stock for Certain Dilutive Issuances; Splits and Combinations.  The Series B Conversion Price shall be subject to adjustment from time to time as follows:

                (i)         Definitions.  For purposes of this Section 5, the following definitions apply:

                        (1)        “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock, Series B Preferred Stock, or Convertible Securities (as defined below).

                        (2)        “Series B Original Issue Date” shall mean the date on which a share of Series B Preferred Stock was first issued.

                        (3)        “Convertible Securities” shall mean any evidence of indebtedness, shares (other than Common Stock and Series B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                        (4)        “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                               (A)     Shares of Common Stock or preferred stock, or Options issued or issuable as a dividend or distribution on the Series B Preferred Stock or issued pursuant to a transaction described in Section 5(e) hereof;

                                (B)    Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation pursuant to a stock option plan, employee stock purchase plan or restricted stock plan approved by the Board of Directors or its compensation committee;

                                (C)    Capital stock or Options issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, not exceeding in the aggregate, two percent (2%) of the number of shares of Common Stock outstanding (on a fully-diluted basis) as of the date hereof;

                                (D)    Shares of Common Stock or preferred stock issuable upon exercise of Options outstanding as of the date of this Certificate of Designation;

                               (E)     Shares of Series A Junior Participating Preferred Stock;

                                (F)    Capital stock or Options issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation approved by the Board of Directors or its audit committee;

                                (G)    Capital stock or Options issued in connection with strategic transactions involving the Company and other entities, not exceeding, in the aggregate, two percent (2%) of the number of shares of Common Stock outstanding (on a fully-diluted basis) as of the date hereof, including (i) joint ventures, manufacturing, marketing or distribution agreements or (ii) technology transfer or development agreements;

                                (H)    Capital stock or Options issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors; and

                                (I)    Shares of Common Stock issued or issuable upon conversion of the Series B Convertible Preferred Stock or any other Convertible Securities outstanding as of the date of this Certificate of Designation.

                (ii)        No Adjustment of Conversion Price.  Any provision herein to the contrary notwithstanding, no adjustment of the Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to, such issue.

                (iii)       Deemed Issue of Additional Shares of Common Stock.  In the event the Corporation should at any time or from time to time after the Series B Original Issue Date, issue any Options or Convertible Securities then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series B Preferred Stock, the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                        (1)        No further adjustments in the Series B Conversion Price shall be made upon the subsequent issue of such Convertible Securities or Series B Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series B Preferred Stock;

                        (2)        If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series B Conversion Price shall affect Common Stock previously issued upon conversion of the Series B Preferred Stock);

                        (3)        Upon the expiration or termination of any unexercised Option, the Series B Conversion Price, to the extent in any way affected by or computed using such Option, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the exercise of such Option;

                        (4)        In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series B Conversion Price then in effect shall forthwith be readjusted to such Series B Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                        (5)        No readjustment pursuant to clause (2) or (4) above shall have the effect of increasing the Series B Conversion Price, to an amount which exceeds the lower of (i) the Series B Conversion Price on the original adjustment date, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

        In the event the Corporation, after the Series B Original Issue Date amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on such Series B Original Issue Date or were issued after such Series B Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series B Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

                (iv)       Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (iii) the number of shares of Common Stock issuable upon exercise of outstanding Options and Convertible Securities which have an exercise price that equals or is below the fair market value of the Common Stock as of the given date based on a good faith determination of the Board of Directors and (iv) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (2) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (3) the number of shares of Common Stock issuable upon exercise of outstanding Options and Convertible Securities which have an exercise price that equals or is below the fair market value of the Common Stock as of the given date based on a good faith determination of the Board of Directors and (4) the number of such Additional Shares of Common Stock so issued.

                (v)        Determination of Consideration.  For purposes of this Section 5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                        (1)        In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                        (2)        In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

                        (3)        The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 5(d)(iii) relating to Options and Convertible Securities, shall be the minimum aggregate amount of additional consideration (as set forth in instruments relating thereto) payable to the Corporation upon the exercise of such Options and the conversion or exchange of such Convertible Securities (as the case may be), including the amounts received by the Corporation as consideration for the issue of such Options or Convertible Securities.

                (vi)       Nasdaq Limitation.     If on any date of conversion of shares of Series B Preferred Stock: (a) the number of shares of Common Stock to be issued upon the conversion of the Series B Preferred Stock, combined with all other issuances of Common Stock which, under the requirements of the National Association of Securities Dealers Automated Quotation Systems (the “NASDAQ”) (or any other successor market), are required to be aggregated with such issuance for determining the need of stockholder approval, such stockholder approval to comply with the applicable rules and regulations of NASDAQ  (or other successor market) (“Stockholder Approval”) for the listing of the shares to be issued on NASDAQ (or any other successor market), would equal or exceed 19.9% of the total number of shares of Common Stock outstanding immediately prior to the

Series B Original Issue Date (the “Issuable Maximum”) and (b) the issuance of shares of Common Stock in excess of the Issuable Maximum is required to be, but has not been, approved by the stockholders of the Company in accordance with the applicable rules and regulations of NASDAQ (or any other successor market) then, to the extent that the conversion of the Series B Preferred Stock would result in the issuance of shares of Common Stock in excess of a Holder’s pro rata allocation of the Issuable Maximum (the “Excess Amount”), the Company shall use its best efforts to obtain Stockholder Approval applicable to such issuance as soon as possible, but in any event not later than the seventy-fifth (75th) day after such request for conversion (the “Approval Date”). If such Stockholder Approval necessary to satisfy the applicable rules and regulations of NASDAQ (or other successor market) is not obtained by the Approval Date, then the Company shall be required, within thirty (30) days of the Approval Date, to redeem, from funds legally available therefor at the time of such redemption, in cash, shares of Series B Preferred Stock from each Holder in the amount equal to the Excess Amount, at a price per share equal to the Original Series B Price, together with any declared but unpaid dividends thereon up to the date of such redemption; provided, however, that in the event that the Company is unable to effect such redemption because of applicable law, then the Company shall pay to each Holder an amount in cash equal to the Original Series B Price of the Series B Preferred Stock, plus all declared but unpaid dividends thereon up to the date of such redemption that would represent the Excess Amount.

         (e)        Adjustments to Conversion Prices for Dividends, Stock Splits, Subdivisions and Combinations.  In the event that the Corporation at any time or from time to time after the Series B Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

        (f)         Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(f), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

        (g)        Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (h)        No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

        (i)         No Fractional Shares and Certificate as to Adjustments.

                        (i)         No fractional share shall be issued upon the conversion of any share or shares of the Series B Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

                        (ii)        Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock and each holder of options, warrants or other securities convertible or exchangeable into shares of Series B Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock and any holder of options, warrants or other securities convertible or exchangeable into shares of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series B Preferred Stock.

        (j)        Notices of Record Date.  At any time the Series B Preferred Stock may be converted pursuant to Section 5(a), in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock and each holder of options, warrants or other securities convertible or exchangeable into shares of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (k)        Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designation.

        (l)         Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at his address appearing on the books of the Corporation.

        Section 6.  Voting Rights.

         (a)        Each holder of shares of Series B Preferred Stock shall have the right to the number of votes per share equal to the quotient obtained by dividing (A) $2.10 by (B) $2.35 for each share of Common Stock into which such Series B Preferred Stock could then be converted (whether or not then eligible for conversion), and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.  Except as otherwise provided for herein or as required by law, the Series B Preferred Stock shall vote together as a single class with holders of Common Stock with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as‑converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one‑half being rounded upward).  Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

         (b)        For so long as one million four hundred fifty thousand (1,450,000) shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting separately as a class, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.  The holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

         (c)         In the case of any vacancy in the office of a director elected by the holders of the Series B Preferred Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose.  Any director who shall have been elected by the holders of the Series B Preferred Stock may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock, given at a special meeting of the shareholders duly called or by an action by written consent for that purpose.

         Section 7.  Protective Provisions.  (a) For so long as one million four hundred fifty thousand (1,450,000) shares of Series B Preferred Stock remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class):

                (i)         alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely such shares;

                (ii)         increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

                (iii)        authorize to issue or obligate itself to issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to or pari passu with the Series B Preferred Stock with respect to dividends, distributions or rights upon liquidation;

                (iv)        affect any capital reorganization or reclassification of equity securities (or securities convertible into other securities) into equity securities ranking senior to the Series B Preferred Stock with respect to dividends, distributions or rights upon liquidation; and

         (b)        For so long as one million four hundred fifty thousand (1,450,000) shares of Series B Preferred Stock remain outstanding, the Corporation shall not without first obtaining the approval of the Series B Director, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock or other securities junior in preference to the Series B

 Preferred Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements approved by a majority of the Board of Directors or under which this Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment and (ii) the redemption of any share or shares of Series B Preferred Stock otherwise than by redemption in accordance with subsection 4.

        Section 8.  Status of Converted Stock.  In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be retired and canceled.  All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions set forth in the Certificate of Incorporation of the Corporation.

        IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer this 14th day of February 2003.

VIXEL CORPORATION

By: /s/ Kurtis L. Adams
Name: Kurtis L. Adams
Title: Chief Financial Officer and Secretary

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